  Exhibit 99.1

Gilla and CannTrust™ Developing Cannabis Vapor Solutions

Toronto, Canada – (October 2, 2017) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), the fast-growing designer, marketer and manufacturer of E-liquid for vaporizers and developer of cannabis concentrate products, and CannTrust Holdings Inc. (“CannTrust”) (CSE: TRST), a licensed producer of medical cannabis under the Health Canada Access to Cannabis for Medical Purposes Regulation (Canada) (“ACMPR”) program, have announced they are working jointly to develop both private-label and branded cannabis vapor solutions (the “Licensed Products”) for CannTrust to produce and distribute in Canada through their authorized distribution channels.

As previously announced on July 12, 2017, Gilla’s Toronto-based subsidiary, Gilla Enterprises Inc., has entered into a non-binding letter of intent (the “LOI”) with CannTrust, one of Canada’s premier licensed producers under the ACMPR program. The LOI calls for Gilla to collaborate with CannTrust to provide a cannabis vapor solution for distribution to their extensive client base in Canada. The proposed device and packaging will be submitted to Health Canada to obtain any necessary approvals post signing of a definitive agreement.

“We are pleased to announce CannTrust as our licensee partner in Canada,” stated Mr. Graham Simmonds, Chair and CEO of Gilla. He added, “Canada is a very important market for Gilla and establishing a formal relationship with one of the fastest growing and most respected licensed producers in the country is an exceptional opportunity for us. We will continue to update the market on the future launch of these and future products in Canada.”

Mr. Brad Rogers, President and COO of CannTrust stated, “CannTrust continues to broaden and innovate its product offering and working exclusively with Gilla in Canada allows us to secure a relationship with a global leader in the vape industry. Combining our cutting-edge cultivation, processing and extractions methods with Gilla’s extraction and product development expertise will significantly enhance our product offering and allow us to continue to build on our leading position in the Canadian medical cannabis market.”

Under the terms of the LOI, Gilla and CannTrust would enter into a definitive agreement to provide the Licensed Products to CannTrust to produce and distribute in Canada through their authorized distribution channels. Gilla will work with CannTrust to develop full scale production-level standard operating procedures that will be used to manufacture the Licensed Products to comply with Health Canada’s ACMPR requirements; including device selection, packaging and other regulated criteria.

About CannTrust
CannTrust Holdings Inc. (CSE: TRST), since its inception in 2014, has led the Canadian market in producing pharmaceutically standardized product. As a federally regulated licensed producer, CannTrust brings more than 40 years of pharmacy and healthcare experience to the medical cannabis industry. CannTrust currently operates a 50,000 sq. ft. state-of-the-art hydroponic facility in Vaughan, Canada and is upgrading a 430,000 sq. ft. cultivation facility in the Niagara region.

About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid for use in vaporizers and develops turn-key vapor and cannabis concentrate solutions for high terpene vape oils, pure crystalline, high performance vape pens and other targeted products. Gilla aims to be a global leader in delivering the most efficient and effective vaping solutions for nicotine and cannabis related products. The Company’s multi-jurisdictional, broad portfolio approach services both the nicotine and cannabis markets with high quality products that deliver a consistent and reliable user experience. Gilla’s proprietary product portfolio includes the following brands: Coil Glaze™, Siren, The Drip Factory, Craft Vapes™, Craft Clouds, Surf Sauce, Vinto Vape, VaporLiq, Vape Warriors, Vapor’s Dozen, Miss Pennysworth’s Elixirs, Enriched Vapor and Crown E-liquid™.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gilla.com, or contact:

Mr. Graham Simmonds
Chair and CEO
T: 1 (416) 843-2881
E: graham.simmonds@gilla.com